UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2008

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 26, 2008, HSW International, Inc., or HSWI, entered into a merger agreement pursuant to which HSWI agreed to acquire all of the capital securities of Daily Strength, Inc. in exchange for cash.  The transaction was structured as a reverse triangular merger in which Daily Strength became the wholly owned subsidiary of HSWI.  The transaction closed simultaneously on November 26, 2008.

HSWI paid $3.125 million at closing.  HSWI is contingently obligated to pay an earnout of up to an additional $3.525 million.  The earnout is payable by HSWI if in any two months before November 26, 2010, the total page views of

•	DailyStrength.org,

•	any HSWI website or section thereof that Douglas J. Hirsch or Daily Strength is managing, and

•	the social media webpages or section of an HSWI health-focused website exceed a designated number of page views.  The earnout will be paid in five equal installments, provided that the level of page views is achieved for each installment.  The level of page views increases for each installment.

Daily Strength agreed in the merger agreement to indemnify HSWI for breach of any representation, warranty or covenant contained in the merger agreement and other losses and expenses arising out of the merger agreement, if any.  An amount equal to 45% of the earnout is available to cover indemnity claims. In addition, $150,000 of the purchase price will be held in escrow for two years after the closing to pay indemnity and other claims.

There is no material relationship between HSWI or Daily Strength or any of their affiliates, other than the merger agreement.

A copy of the merger agreement is filed as an exhibit to this report.

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A copy of the press release announcing the closing of the transaction is attached hereto as Exhibit 99.1.

This Current Report on Form 8-K, including Exhibit 99.1, contains forward-looking statements, including those regarding expected benefits of the transaction described above.  Actual results could differ materially.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.25 *	Agreement and Plan of Merger dated as of November 26, 2008 by and among HSW International, Inc., DS Newco, Inc. and Daily Strength, Inc.

99.1	Press Release dated December 3, 2008.

* The registrant has requested confidential treatment with respect to certain portions of this exhibit.  Such portions have been omitted from this exhibit and filed seperately with the U.S. Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: December 3, 2008	/s/ Bradley T. Zimmer
Bradley T. Zimmer
Executive Vice President & General Counsel

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